Exhibit E


                                OPTION AGREEMENT

         THIS OPTION AGREEMENT ("the "Agreement") is made as of April 30, 1998 between SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership ("SOFTBANK Technology"), and SOFTBANK Holdings Inc., a Delaware corporation ("SOFTBANK Holdings" and, together with SOFTBANK Technology, the "Optionees"), and the persons and entities whose names appear on the signature page hereto (the "STOCKHOLDERS").


                                    RECITALS

         A. The Stockholders own the number of shares of Series A Convertible Preferred Stock (the "SHARES") of First Virtual Holdings Incorporated (the "COMPANY") set forth on Schedule A hereto.

         B. For good and valuable consideration, the receipt of which is hereby acknowledged, the Stockholders wish to grant the Optionees options to purchase the Shares pursuant to the terms of this Agreement.

         C. The Optionees wish to purchase such options.

         NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

         1. Grant of Option; Term.

         1.1 Consideration. Upon execution of this Agreement and in consideration for the rights granted to the Optionees herein, the Optionees shall pay to each of the Stockholders, by check or wire transfer in immediately available funds, the cash amount set forth opposite such Stockholder's name of Schedule A hereto.

         1.2 Grant of Option; Exercise Price. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Stockholders hereby grants to each Optionee an option (the "OPTION") to purchase from such Stockholder all or any part of the number of Shares set forth opposite such Stockholder's name on Schedule A hereto in the column under such Optionee's name, at an exercise price (the "EXERCISE PRICE") of $5,274.81 per Share.


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         1.3 Term. The Options shall terminate on the earlier of (a) 5:00 p.m.,
New York City time, on July 31, 1998, or (b) such time and date, if any, as the Purchase Agreement to be entered into by the Company and the Optionees in respect of the purchase by the Optionees of 10 million shares of Common Stock, par value $0.001 per share ("COMMON STOCK"), from the Company shall have been terminated (such earlier time and date being herein referred to as the "EXPIRATION DATE")

         1.4 Voting Rights and Cash Dividends. The Stockholders shall have the right to vote and to receive all dividends with respect to the Shares until the transfer of such Shares to an Optionee pursuant to this Agreement.

         1.5 Changes in Capital Structure. In the event of a stock split, reverse stock split, stock dividend or recapitalization in respect of the Shares, or if the Shares are converted or exchanged for other securities as a result of a merger, reorganization or reclassification involving the Company, the number of Shares, the class of securities and the Exercise Price shall be equitably adjusted.

         2. Exercise of Option.

         2.1 Partial Exercise and Time of Exercise. Subject to satisfaction or waiver by the Stockholder that granted an Option of the conditions set forth in
Section 2.5 hereof, such Option may be exercised in whole or in part, from time to time, on or prior to the Expiration Date.

         2.2 Manner of Exercise. Subject to satisfaction or waiver by the Stockholder that granted an Option of the conditions set forth in Section 2.5 hereof, an Optionee may exercise such Option, or any part of such Option, by written notice (the "OPTION EXERCISE NOTICE") to the Stockholder that granted such Option specifying the number of Shares with respect to which such Option is exercised and the effective date of the exercise (the "OPTION EXERCISE DATE"), which shall be ten (10) days after the date on which the Stockholder is deemed to receive the Option Exercise Notice. Such Option Exercise Notice shall also specify the date for payment (the "PAYMENT DATE") which shall be no later than ten (10) days after the Option Exercise Date.



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         2.3 Payment of Exercise Price. The purchase price payable upon exercise of an Option (the "PURCHASE PRICE") shall equal the product obtained by multiplying (a) the number of Shares as to which the Option is exercised, by (b) the Exercise Price. The Purchase Price shall be paid by wire transfer on the Payment Date of immediately available funds to a bank account to be designated by the Stockholder that granted the Option being exercised no less than five (5) days prior to the Payment Date.

         2.4 Assignment of Option Rights. An Optionee may, in its sole discretion, assign its rights to purchase the Shares hereunder, provided that the assignee shall agree in writing to assume such Optionee's obligations hereunder.

         2.5 Conditions to Warrant Exercise. The right of an Optionee to exercise any Option granted hereunder shall be subject to the following conditions:

         (a) The terms of the warrants granted to the Stockholders by the Company to purchase an aggregate of 850,000 shares of Common Stock shall have been amended to reduce the exercise price thereof to $1.00 per share without any other amendments to the terms thereof (as so amended, the "Warrants").

         (b) The Company shall have filed with respect to all shares of Common Stock underlying the Warrants (as amended as described in Section 2.4(a)) such post-effective amendments or supplements to its registration statement on Form S-3 (File No. 333-42855), or filed a new registration statement with the Securities and Exchange Commission, in each case as may be necessary to register all such shares and any such post-effective amendment and/or new registration statement shall have been declared effective by the Securities and Exchange Commission, and the Company shall have confirmed to the Stockholders in writing that, subject to Section 4(h) of the Private Placement Purchase Agreement, dated October 14, 1997, between the Company, on the one hand, and the Subscribers party thereto, on the other, the Company shall use its best efforts to maintain the effectiveness of such registration statement or statements until the exercisability of the Warrants shall expire in accordance with its terms (or, if earlier, such date that the shares of Common Stock issuable upon exercise


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of the Warrants shall have been sold pursuant to such registration statement or statements).

         3. Representations, Warranties and Covenants of Stockholders.

         Each Stockholder, severally but not jointly, represents, warrants and covenants as follows:

         3.1 Independent Investigation. Such Stockholder is aware of, and has conducted an independent investigation of, the Company's business affairs, financial condition and prospects, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to grant the Options granted by such Stockholder hereunder. Without limiting the foregoing, such Stockholder has reviewed and is familiar with all the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. In entering into this agreement, such Stockholder has not relied on any written or oral statement of any nature with respect to the business, financial condition or prospects of the Company made by any Optionee or any other entity, including, without limitation, the Company.

         3.2 Ownership of the Securities. Such Stockholder is the beneficial owner of the Shares set forth opposite such Stockholder's name in Schedule A hereto, and such Shares are owned free and clear of all liens, encumbrances, charges, security interests, claims and assessments, and are subject to no restrictions with respect to transferability except in compliance with applicable securities laws.

         3.3 Restriction on Sale. For so long as the Options remain in effect, such Stockholder shall not sell, offer or agree to sell, grant any option for the sale of, transfer or otherwise dispose of, hypothecate, pledge or otherwise encumber, directly or indirectly, any of the Shares, or voluntarily initiate or effect any conversion of the Shares into Common Stock or other securities of the Company.

         3.4 Sale of Stock. The sale and delivery of the Shares to each Optionee upon exercise of the Options pursuant to the terms hereof will vest in such Optionee legal and valid title to the Shares free and clear of all


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liens, encumbrances or other defects of title other than (i) those created by such Optionee, and (ii) restrictions on sales of the Shares under applicable securities laws.

         3.5 No Conflict. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation, foreign or domestic, applicable to such Stockholder, (ii) violate any order, judgment or decree of any court or governmental agency or authority applicable to such Stockholder, (iii) in the case of a Stockholder that is a corporation or partnership, violate the certificate of incorporation and by-laws or partnership agreement, as applicable, of such Stockholder or (iv) violate any contract, agreement or arrangement to which the Stockholder is a party or by which such Stockholder is bound. No consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained by such Stockholder in connection with the execution, delivery and performance by it of this Agreement or the taking of any other action contemplated hereby.

         3.6 Due Authorization. In the case of any Stockholder that is a corporation or partnership, all corporate or partnership action, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of such Stockholder hereunder has been taken.

         3.7 Further Purchases of Company Stock by Optionee. Such Stockholder has been informed by the Optionees that the Optionees may determine to purchase additional outstanding shares of capital stock of the Company from other stockholders of the Company in the future. Such Stockholder further understands that the terms of any such additional purchases by the Optionees will be determined by the Optionees and such stockholders and/or the Company. Such Stockholder also understands that the Optionees regard the execution of this agreement as a condition to proceeding with any additional purchases of capital stock of the Company.

         3.8 Finders. There is no investment banker, broker, finder, consultant or similar intermediary that has


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been retained by, or is authorized to act on behalf of, such Stockholder who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

         3.9 Publicity. Such Stockholder shall not issue any press release or otherwise make any such public statement with respect to the transactions contemplated hereby without the prior consent of the Optionees, except that no prior consent shall be required if such disclosure is required by law, in which case the Stockholder shall provide the Optionees with prior notice of such public statement.

         3.10 Restriction on Resale. Each Stockholder hereby agrees that, during the period indicated, such Stockholder shall not exercise Warrants owned by such Stockholder for a number of shares of Common Stock that exceeds the percentage of the shares of Common Stock underlying such Warrants set forth in the table below (or sell through a short sale or derivatives transaction more than such percentage of such shares):

               Period                              Percentage

               Closing of transactions
               contemplated by Purchase
               Agreement ("Closing")
               until the date
               6 months thereafter......................0%

               6 months after the Closing
               until the date
               12 months after the Closing.............50%

               After the date 12 months
               after Closing..........................100%

Notwithstanding the foregoing, the restrictions in this Section 3.10 shall not apply if (i) following the end of any twenty consecutive trading day period in which the closing bid price of the Common Stock on the Nasdaq National Market (or, if the Common Stock is not quoted thereon, the closing bid price on the other principal over-the-counter market or the closing sale price on any national securities exchange on which the Common Stock is admitted for quotation or listed) exceeds $5.00 per share (appropriately adjusted for


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any stock split or stock dividend after the date hereof) for any ten trading days during such twenty trading day period or (ii) an Optionee shall register any of the shares of Common Stock beneficially owned by such Optionee for sale pursuant to a registration statement filed with the Securities and Exchange Commission.

         3.11 Further Assurances. Upon the reasonable request of the Optionees, each Stockholder agrees to prepare, execute and deliver any further instruments and do any further acts that may be necessary to carry out more effectively the purposes of this Agreement.

         4. Representations, Warranties and Covenants of Optionees.

         Each Optionee, severally but not jointly, represents, warrants and agrees as follows:

         4.1 Investment Representations.

         (a) Investment Intent. Such Optionee is acquiring the Options and, upon exercise thereof, the Shares for its own account for investment and not with a view to distribution.

         (b) Qualifications. Such Optionee is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933 (the "Securities Act").

         (c) Experience. Such Optionee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Options and the Shares, and has so evaluated the merits and risks of such investment.

         (d) Ability to Bear Risk. Such Optionee is able to bear the economic risk of an investment in the Options and the Shares and, at the present time, is able to afford a complete loss of such investment.

         (e) Reliance. Such Optionee understands and acknowledges that (i) the Options and the Shares are being offered and sold to it without registration under the Securities Act by reason of reliance upon certain exemptions therefrom and (ii) the availability of such exemptions,


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depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations set forth in this Section 4.1.

         4.2 Due Authorization. All corporate or partnership action, as applicable, on the part of such Optionee necessary for the authorization of this Agreement and the performance of all obligations of such Optionee hereunder has been taken.

         5. Miscellaneous.

         5.1 Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         5.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         5.3 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5.4 No Implied Rights. Except as otherwise provided in Section 3.1(e), nothing herein, express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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         5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         5.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         5.8 Notices. All notices and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered personally, on the date transmitted by telecopy or on the second day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, and addressed as follows (until any such address is changed by notice duly given):

         (a)  if to the Optionees, to:

              SOFTBANK Holdings Inc.
              10 Langley Road, Suite 403
              Newton Center, Massachusetts 02169
              Facsimile No.: (617) 928-9301
              Attention:

         (b) if to a Stockholder, at such Stockholder's address as set forth on Exhibit A hereto.


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


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

STOCKHOLDERS                                       OPTIONEES

Huberfeld Bodner Family                            SOFTBANK Technology
Foundation                                         Ventures IV L.P.

By:/s/ Murray Huberfeld                            By: STV IV LLC
   --------------------                                Its General Partner
Title: President
                                                       By: /s/Bradley A. Feld
                                                          ---------------------
Millenco LP                                            Title: Managing Director

By:/s/ Terry Feeney
   --------------------
Title: CAO                                          SOFTBANK Holdings Inc.


Murray Huberfeld/David                              By: /s/ Ronald Fisher
Bodner Partnership                                     --------------------
                                                    Title: Vice Chairman
By:/s/ Murray Huberfeld
   ---------------------
Title: Partner
      ------------------

 /s/ Seth J. Antine
------------------------
Seth J.  Antine


 /s/ Rita Folger
------------------------
Rita Folger


 /s/ Isaac Weiss
------------------------
Isaac Weiss


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


                                    EXHIBIT A

                                   OPTIONS TO         OPTIONS TO
                                   BE PURCHASED      BE PURCHASED     AGGREGATE
                       NO. OF      BY SOFTBANK       BY SOFTBANK       PURCHASE
NAME                   SHARES      TECHNOLOGY          HOLDINGS         PRICE
--------------         ------      ------------      ------------     ---------
Huberfeld
Bodner Family
Foundation
152 West 57th
Street
54th Floor
New York, NY
10019                   400            200               200         $73,282.45

Millenco LP
111 Broadway
New York, NY
10006                   130             65                65          23,816.79

Murray
Huberfeld/David
Bodner
Partnership
152 West 57th
St., 54th Floor
New York, NY
10019                    35             17                18           6,412.21

Seth J. Antine
2120 Bay Ave.
Brooklyn, NY
11210                    60             30                30          10,992.37

Rita Folger
521 Fifth Ave.
New York, NY
10175                    20             10                10           3,664.12

Isaac Weiss
3070 Bedford
Ave.
Brooklyn, NY
11210                    10              5                 5           1,832.06
                      ------         ------            ------       -----------
Total                   655            327               328        $120,000.00
                      ======         ======            ======       ===========


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